Exhibit 99.1
TARGA RESOURCES GP LLC
CONSOLIDATED BALANCE SHEET

March 31, 2008
(Unaudited)
(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$23,441
Receivables from third parties	80,003
Receivables from affiliated companies	72,285
Inventory	1,869
Assets from risk management activities	1,403
Other	155

Total current assets	179,156

Property, plant and equipment, at cost	1,445,568
Accumulated depreciation	(192,541)

Property, plant and equipment, net	1,253,027

Debt issue costs	6,186
Long-term assets from risk management activities	192
Other long-term assets	2,243

Total assets	$1,440,804

LIABILITIES AND MEMBER’S EQUITY
Current liabilities:
Accounts payable	$4,557
Accrued liabilities	157,856
Liabilities from risk management activities	55,498

Total current liabilities	217,911

Long-term debt	576,300
Long-term liabilities from risk management activities	73,407
Other long-term liabilities	3,355
Deferred income tax liability	1,281

Commitments and contingencies (Note 9)
Limited partners of Targa Resources Partners LP, including Parent	565,831

Member’s equity:
Member interest	5,253
Accumulated other comprehensive loss	(2,534)

Total member’s equity	2,719

Total liabilities and member’s equity	$1,440,804

See notes to consolidated balance sheet

Targa Resources GP LLC
Notes to Consolidated Balance Sheet
Note 1—Organization and Operations
     Targa Resources GP LLC is a Delaware single-member limited liability company, formed in October 2006 to own a 2% general partner interest in Targa Resources Partners LP (“Partnership”). Our primary business purpose is to manage the affairs and operations of the Partnership. We are an indirect wholly-owned subsidiary of Targa Resources, Inc. (“Targa”, or “Parent”). In this report, unless the context requires otherwise, references to “we,” “us,” “our,” or “the Company” are intended to mean the business and operations of Targa Resources GP LLC and its consolidated subsidiaries, which include the Partnership and its consolidated subsidiaries. References to “TR GP” are intended to mean and include Targa Resources GP LLC, individually as the general partner of the Partnership, and not on a consolidated basis.
     The Partnership is engaged in the business of gathering, compressing, treating, processing and selling natural gas and natural gas liquids (“NGLs”) and fractionating and selling NGL products. The Partnership currently operates in the Fort Worth Basin/Bend Arch in North Texas (the “North Texas system”), the Permian Basin in West Texas (the “SAOU system”) and in Southwest Louisiana (the “LOU system”).
Note 2—Basis of Presentation
     The unaudited consolidated balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, it does not include all of the information and footnotes required by GAAP for complete financial statements. The unaudited consolidated balance sheet as of March 31, 2008 includes all adjustments, both normal and recurring, which are, in the opinion of management, necessary for a fair statement of the financial position as of March 31, 2008. All significant intercompany balances and transactions have been eliminated in consolidation. Transactions between us and other Targa operations have been identified in the unaudited consolidated financial statements as transactions between affiliates (see Note 6). The unaudited consolidated balance sheet should be read in conjunction with our audited consolidated balance sheet and notes thereto as of December 31, 2007.
     We consolidate the accounts of the Partnership and its subsidiaries in accordance with Emerging Issues Task Force (“EITF”) Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” We have no independent operations and no material assets outside those of the Partnership. Notwithstanding our consolidation of the Partnership and its subsidiaries into our Consolidated Balance Sheet pursuant to EITF No. 04-5, we are not liable for, and our assets are not available to satisfy, the obligations of the Partnership and/or its subsidiaries.
     The caption “Limited partners of Targa Resources Partners LP, including Parent” on our March 31, 2008 consolidated balance sheet represent third-party and Targa ownership of limited partnership interests in the Partnership. The following table presents the components of this line item as of March 31, 2008 (in thousands):

Limited partners of Targa Resources Partners LP:
Non-affiliate public unitholders	$680,650
Targa	(114,819)

Limited partners of Targa Resources Partners LP, including Parent	$565,831

Note 3 — Accounting Pronouncements
    Accounting Pronouncements Recently Adopted.
     In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) 157, “Fair Value Measurements.” SFAS 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements. The FASB partially deferred the effective date of SFAS 157 for nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. As a result, we adopted SFAS 157 only with respect to financial assets and liabilities that are recognized on a recurring basis on January 1, 2008. Although the adoption of

SFAS 157 did not materially impact our financial condition, results of operations, or cash flow, the Company is now required to provide additional disclosures as part of its financial statements.
     SFAS 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.
     Our derivative instruments consist of financially settled commodity and interest rate swap and option contracts and fixed price commodity contracts with certain customers. We determine the value of the derivative contracts utilizing a discounted cash flow model for swaps and a standard option pricing model for options, based on inputs that are either readily available in public markets or are quoted by counterparties to these contracts. In situations where we obtain inputs via quotes from our counterparties, we verify the reasonableness of these quotes via similar quotes from another source for each date for which financial statements are presented. We have consistently applied these valuation techniques in all periods presented and believe we have obtained the most accurate information available for the types of derivative contracts we hold. We have categorized the inputs for these contracts as Level 2 or Level 3. The price quotes for the Level 3 inputs are provided by a counterparty with whom we regularly transact business.
     The fair value of our financial instruments as of March 31, 2008 was:

	Total	Level 1	Level 2	Level 3
	(In thousands)
Assets from commodity derivative contracts	$1,595	$—	$1,595	$—

Total assets	$1,595	$—	$1,595	$—

Liabilities from commodity derivative contracts	$118,005	$—	$27,440	$90,565
Liabilities from interest rate swaps	10,900	—	10,900	—

Total liabilities	$128,905	$—	$38,340	$90,565

     The following table sets forth a reconciliation of changes in the fair value of our financial liabilities classified as Level 3 in the fair value hierarchy:

Commodity
Derivative
Contracts
(In thousands)
Beginning balance, January 1, 2008	$(71,370)
Losses included in other comprehensive income	(30,738)
Settlements	11,543
Transfers in/out of Level 3	—

Ending balance, March 31, 2008	$(90,565)

     In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115.” SFAS 159 expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. Adoption of SFAS 159 on January 1, 2008 did not have a material impact on our consolidated balance sheet.
    Accounting Pronouncements Recently Issued
     In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133.” SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Early adoption is encouraged. The adoption of SFAS 161 will not impact our consolidated financial position.

Note 4 — Partnership Equity and Distributions
     General. The partnership agreement requires that, within 45 days after the end of each quarter, the Partnership distribute all of its Available Cash (defined below) to unitholders of record on the applicable record date, as determined by us.
     On February 14, 2008, a distribution of $0.3975 per common and subordinated unit was paid (approximately $18.8 million, including distributions to us as the general partner and holder of the incentive distributions rights) for the fourth quarter of 2007. Of this amount, approximately $13.8 million was distributed to third parties.
Note 5 — Member’s Equity
     At March 31, 2008, member’s equity consisted of the capital account of Targa GP Inc., an indirect wholly owned subsidiary of Targa and Targa GP Inc.’s proportionate share of the accumulated other comprehensive loss of the Partnership.
Note 6 — Related-Party Transactions
   Targa Resources, Inc.
     The Partnership is a party to various agreements with Targa, TR GP and others that address (i) the reimbursement to Targa for costs incurred on the Partnership’s behalf and indemnification matters, (ii) sales of certain NGLs and NGL products to Targa; and (iii) sales of natural gas to Targa. The net receivable from Targa as of March 31, 2008 was approximately $72.3 million.
Other
     Commodity hedges. The Partnership has entered into various commodity derivative transactions with Merrill Lynch Commodities Inc. (“MLCI”), an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”). Merrill Lynch holds an equity interest in the holding company that indirectly owns us. Under the terms of these various commodity derivative transactions, MLCI has agreed to pay us specified fixed prices in relation to specified notional quantities of natural gas and condensate over periods ending in 2010, and we have agreed to pay MLCI floating prices based on published index prices of such commodities for delivery at specified locations. The following table shows the Partnership’s open commodity derivatives with MLCI as of March 31, 2008:

Period	Commodity	Instrument Type	Daily Volumes		Average Price		Index
Apr 2008 — Dec 2008	Natural gas	Swap	3,847	MMBtu	$8.76	per MMBtu	IF-Waha
Jan 2009 — Dec 2009	Natural gas	Swap	3,556	MMBtu	$8.07	per MMBtu	IF-Waha
Jan 2010 — Dec 2010	Natural gas	Swap	3,289	MMBtu	$7.39	per MMBtu	IF-Waha

Apr 2008 — Dec 2008	NGL	Swap	3,175	Bbl	$1.06	per gallon	OPIS-MB
Jan 2009 — Dec 2009	NGL	Swap	3,000	Bbl	$0.98	per gallon	OPIS-MB

Apr 2008 — Dec 2008	Condensate	Swap	264	Bbl	$72.66	per barrel	NY-WTI
Jan 2009 — Dec 2009	Condensate	Swap	202	Bbl	$70.60	per barrel	NY-WTI
Jan 2010 — Dec 2010	Condensate	Swap	181	Bbl	$69.28	per barrel	NY-WTI
     As of March 31, 2008, the fair value of these open positions is a liability of $30.2 million.
Note 7 — Long-Term Debt
     The Partnership’s outstanding borrowings, issued letters of credit and available borrowings under its credit facility as of March 31, 2008 were:

	(In thousands	)
Outstanding borrowings under Credit Facility	$576,300
Letters of Credit issued	38,450
Available borrowings under Credit Facility	135,250

Note 8 — Derivative Instruments and Hedging Activities
     Our OCI balance consists of our proportionate share of the OCI of the Partnership. OCI attributable to the limited partners of the Partnership is included in the caption “Limited partners of Targa Resources Partners LP, including Parent”. As of March 31, 2008, our OCI included $2.5 million of unrealized net losses on commodity hedges and a nominal unrealized loss on interest rate hedges.
     As of March 31, 2008, the Partnership had the following hedge arrangements which will settle during the years ended December 31, 2008 through 2012 (except as indicated otherwise, the 2008 volumes reflect daily volumes for the period from April 1, 2008 through December 31, 2008):
Natural Gas

		Avg. Price	MMBtu per Day
Instrument Type	Index	$/MMBtu	2008	2009	2010	2011	2012	Fair Value
								(In thousands)
Natural Gas Purchases
Swap	NY-HH	8.42	1,552	—	—	—	—	$775

			1,552	—	—	—	—	775

Natural Gas Sales
Swap	IF-HSC	8.09	2,328	—	—	—	—	(1,235)
Swap	IF-HSC	7.39	—	1,966	—	—	—	(1,420)

			2,328	1,966	—	—	—	(2,655)

Swap	IF-NGPL MC	8.43	6,964	—	—	—	—	(1,182)
Swap	IF-NGPL MC	8.02	—	6,256	—	—	—	(1,352)
Swap	IF-NGPL MC	7.43	—	—	5,685	—	—	(1,538)
Swap	IF-NGPL MC	7.34	—	—	—	2,750	—	(713)
Swap	IF-NGPL MC	7.18	—	—	—	—	2,750	(820)

			6,964	6,256	5,685	2,750	2,750	(5,605)

Swap	IF-Waha	8.20	7,389	—	—	—	—	(2,754)
Swap	IF-Waha	7.61	—	6,936	—	—	—	(3,339)
Swap	IF-Waha	7.38	—	—	5,709	—	—	(2,017)
Swap	IF-Waha	7.36	—	—	—	3,250	—	(848)
Swap	IF-Waha	7.18	—	—	—	—	3,250	(976)

			7,389	6,936	5,709	3,250	3,250	(9,934)

Total Swaps			16,681	15,158	11,394	6,000	6,000	(18,194)

Floor	IF-NGPL MC	6.55	1,000	—	—	—	—	115
Floor	IF-NGPL MC	6.55	—	850	—	—	—	25

			1,000	850	—	—	—	140

Floor	IF-Waha	6.85	670	—	—	—	—	75
Floor	IF-Waha	6.55	—	565	—	—	—	7

			670	565	—	—	—	82

Total Floors			1,670	1,415	—	—	—	222

Basis Swap Apr 2008 Rec GD-HH, pay IF-HH, 120,000 MMBtu								—

								$(17,197)

NGLs

		Avg. Price	Barrels per Day
Instrument Type	Index	$/gal	2008	2009	2010	2011	2012	Fair Value
								(In thousands)
NGL Sales
Swap	OPIS-MB	1.02	7,110	—	—	—	—	$(29,293)
Swap	OPIS-MB	0.96	—	6,248	—	—	—	(27,281)
Swap	OPIS-MB	0.91	—	—	4,809	—	—	(15,978)
Swap	OPIS-MB	0.92	—	—	—	3,400	—	(10,417)
Swap	OPIS-MB	0.92	—	—	—	—	2,700	(7,596)

			7,110	6,248	4,809	3,400	2,700	$(90,565)

Condensate

		Avg. Price	Barrels per Day
Instrument Type	Index	$/Bbl	2008	2009	2010	2011	2012	Fair Value
								(In thousands)
Condensate Sales
Swap	NY-WTI	68.34	384	—	—	—	—	$(3,016)
Swap	NY-WTI	69.00	—	322	—	—	—	(3,002)
Swap	NY-WTI	68.10	—	—	301	—	—	(2,641)

Total Swaps			384	322	301	—	—	(8,659)

Floor	NY-WTI	60.50	55	—	—	—	—	21
Floor	NY-WTI	60.00	—	50	—	—	—	(10)

Total Floors			55	50	—	—	—	11

			439	372	301	—	—	$(8,648)

Customer Hedges

Period	Commodity	Instrument Type	Daily Volume	Average Price	Index	Fair Value
						(In thousands)
Purchases
Apr 2008 — June 2008	Natural gas	Swap	14,176 MMBtu	$9.22 per MMBtu	NY-HH	$545
Sales
Apr 2008 — June 2008	Natural gas	Fixed price sale	14,176 MMBtu	$9.22 per MMBtu	NY-HH	(545)

						$—

     The fair value of derivative instruments, depending on the type of instrument, was determined by the use of present value methods or standard option valuation models with assumptions about commodity prices based on those observed in underlying markets. These contracts may expose us to the risk of financial loss in certain circumstances. The Partnership’s hedging arrangements provide protection on the hedged volumes if prices decline below the prices at which these hedges are set. If prices rise above the prices at which we have hedged, we will receive less revenue on the hedged volumes than we would receive in the absence of hedges.
     As of March 31, 2008, the Partnership had the following open interest rate swaps:

Effective Date	Expiration Date	Notional Amount	Index	Fixed Rate
12/13/2007	01/24/2011	$50,000,000	3 Month USD LIBOR	4.0775%
12/18/2007	01/24/2011	$50,000,000	3 Month USD LIBOR	4.2100%
12/21/2007	01/24/2012	$50,000,000	3 Month USD LIBOR	4.0750%
12/21/2007	01/24/2012	$50,000,000	3 Month USD LIBOR	4.0750%
01/09/2008	01/24/2012	$50,000,000	3 Month USD LIBOR	3.6990%
01/11/2008	01/24/2012	$50,000,000	3 Month USD LIBOR	3.6400%
     Each of these interest rate swaps has been designated as a cash flow hedge of variable rate interest payments on $50 million in borrowings under the Partnership’s revolving credit facility. As of March 31, 2008, the fair value of the interest rate swaps was a liability of $10.9 million.
Note 9 — Commitments and Contingencies
    Environmental
     For environmental matters, we record liabilities when remedial efforts are probable and the costs can be reasonably estimated in accordance with the American Institute of Certified Public Accountants Statement of Position 96-1, “Environmental Remediation Liabilities.” Environmental reserves do not reflect management’s assessment of the insurance coverage that may be applicable to the matters at issue. Management has assessed each of the matters based on current information and made a judgment concerning its potential outcome, considering the nature of the claim, the amount and nature of damages sought and the probability of success. This liability was transferred as part of the assets contributed to the Partnership at the time of its initial public offering.
     The Partnership’s environmental liability was $0.3 million as of March 31, 2008, primarily for ground water assessment and remediation.

   Litigation
     On December 8, 2005, WTG Gas Processing (“WTG”) filed suit in the 333rd District Court of Harris County, Texas against several defendants, including Targa Resources, Inc., and three other Targa entities and private equity funds affiliated with Warburg Pincus LLC (“Warburg”), seeking damages from the defendants. The suit alleges that Targa and private equity funds affiliated with Warburg Pincus LLC, along with ConocoPhillips Company (“ConocoPhillips”) and Morgan Stanley, tortiously interfered with (i) a contract WTG claims to have had to purchase the SAOU system from ConocoPhillips, and (ii) prospective business relations of WTG. WTG claims the alleged interference resulted from Targa’s competition to purchase the ConocoPhillips’ assets and its successful acquisition of those assets in 2004. On October 2, 2007, the District Court granted defendants’ motions for summary judgment on all of WTG’s claims. Targa has agreed to indemnify us for any claim or liability arising out of the WTG suit. WTG’s motion to reconsider and for a new trial was overruled. On January 2, 2008, WTG filed a notice of appeal. See Note 11 — Subsequent Events.
Note 10 — Share-Based Compensation
     We have adopted a long-term incentive plan (“the Plan”) for employees, consultants and directors of the general partner and its affiliates who perform services for us. We account for awards under the Plan utilizing the fair value recognition provisions of SFAS 123R, “Share-Based Payment.”
   Non-Employee Director Grants
     On March 25, 2008, we made equity-based awards of 16,000 restricted common units of the Partnership (2,000 restricted common units in the Partnership to each of the Partnership’s non-management directors and to each of Targa Resources Investments Inc.’s independent directors) under the Plan. The awards will settle with the delivery of common units and are subject to three-year vesting, without a performance condition, and will vest ratably on each anniversary of the grant date.
     Compensation expense on the restricted common units is recognized on a straight-line basis over the vesting period. The fair value of an award of restricted common units is measured on the grant date using the market price of a common unit on such date. We estimate that the remaining fair value of $480,000 at March 31, 2008 will be recognized in expense over the next 23-36 months.
Note 11 — Subsequent Events
     WTG Gas Processing. On May 7, 2008, WTG filed its appellant’s brief with the 14th Court of Appeal in Houston, Texas. Targa and Warburg filed their appellee’s brief on June 26, 2008. Targa will contest the appeal, but can give no assurances regarding the outcome of the proceeding.
     Distributions to Unit Holders. On May 15, 2008, the Partnership paid a quarterly distribution of available cash of $0.4175 per common and subordinated unit (approximately $19.9 million, including distributions to us as the general partner and holder of the incentive distributions rights), for the quarter ended March 31, 2008.
     Financing Transactions. On May 30, 2008, the Partnership filed a registration statement on Form S-3ASR with the Securities and Exchange Commission whereby it may offer and sell common units, representing limited partner interests of Targa Resources Partners LP, and, together with Targa Resources Partners Finance Corporation, may offer debt securities from time to time in one or more classes or series and in amounts, at prices and on terms to be determined by market conditions at the time of such offerings.
     On June 18, 2008, the Partnership and its subsidiary Targa Resources Partners Finance Corporation sold $250 million in aggregate principal amount of 8.25% senior unsecured notes due 2016 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), to persons outside of the United States pursuant to Regulation S under the Securities Act, and to accredited investors in Canada pursuant to applicable private placement exemptions. The Partnership used the net proceeds from the sale to repay borrowings under its senior secured credit facility.
     Concurrent with the closing of the 8.25% senior unsecured notes, the Partnership increased its commitments under its senior secured credit facility by $100 million, bring its total commitments under its senior secured credit facility to $850 million. The Partnership may still request additional commitments of up to $150 million under its senior secured credit facility, which would increase the total commitments under its senior secured credit facility to $1 billion.